Exhibit 2







                           QUARTERLY FINANCIAL INFORMATION

                           SADIA S.A.

                           PERIODS ENDED SEPTEMBER 30, 2002 AND 2001
                           WITH SPECIAL REVIEW REPORT OF INDEPENDENT AUDITORS

                                   SADIA S.A.

                         QUARTERLY FINANCIAL INFORMATION
                                   (UNAUDITED)
                    Periods ended September 30, 2002 and 2001



                                    CONTENTS


Special Review Report of Independent Auditors................................. 1

Reviewed Quarterly Financial Information

Balance Sheets ............................................................... 3
Statements of Income ......................................................... 5
Notes to Quarterly Financial Information...................................... 6

A FREE TRANSLATION FROM PORTUGUESE INTO ENGLISH OF SPECIAL REVIEW REPORT OF INDEPENDENT AUDITORS ON QUARTERLY FINANCIAL INFORMATION PREPARED IN BRAZILIAN CURRENCY IN ACCORDANCE WITH THE ACCOUNTING PRACTICES ORIGINATING IN BRAZIL'S CORPORATION LAW AND SPECIFIC NORMS ISSUED BY IBRACON, CFC AND CVM

--------------------------------------------------------------------------------



                  SPECIAL REVIEW REPORT OF INDEPENDENT AUDITORS



The Board of Directors and Shareholders
Sadia S.A.


We have performed a special review of the quarterly financial information - ITR of Sadia S.A. and Sadia S.A. and subsidiaries for the quarter ended September 30, 2002, including the balance sheets and statements of income of Sadia S.A. and Sadia S.A. and subsidiaries, prepared in conformity with Brazil's Corporation Law.

Our review was performed in accordance with specific norms established by the Brazilian Institute of Independent Auditors - IBRACON, together with the Federal Accounting Council and mainly comprised: (a) inquiries of and interviews with the professionals responsible for the accounting, financial and operating areas of the Company, about the main criteria adopted to prepare the quarterly financial information; and (b) reviews of the information and subsequent events which have or could come to have significant effects on the financial position and operations of the Company.

During the quarter ended June 30, 2002, the Company obtained a favorable outcome on the judicial proceeding for refund of tax benefit referring to IPI credit premium on exports for the period December 1981 to April 1985. As the case was in the phase of execution for the determination of amounts it was not possible at that date to determine the amount of tax credit to be recorded. Thus, revenue corresponding to the tax benefit of IPI credit premium was not recognized in income for the quarter ended June 30, 2002. As mentioned in Note 12, during the present quarter the execution phase was concluded and a tax credit of approximately R$27,000,000, net of lawyers' fees and before income and social contribution taxes, was recognized in income for the quarter ended September 30, 2002 without affecting fair presentation of the result of operations for the nine months then ended.

Based on our special review, except for the possible adjustments resulting from the matter in the above paragraph, we are not aware of any significant adjustment to be made in the quarterly financial information referred to above for it to be in line with the accounting practices originating in Brazil's Corporation Law, applied consistently with the specific rules issued by the Brazilian Securities Commission - CVM for the preparation of quarterly financial information - ITR.


                           Concordia, October 30, 2002

                                  ERNST & YOUNG
                          Auditores Independentes S.C.
                            CRC 2SP015199/O-6 "S" SC



                              Sergio Ricardo Romani
                                     Partner

A FREE TRANSLATION FROM PORTUGUESE INTO ENGLISH OF QUARTERLY FINANCIAL INFORMATION PREPARED IN BRAZILIAN CURRENCY IN ACCORDANCE WITH THE ACCOUNTING PRACTICES ORIGINATING IN BRAZIL'S CORPORATION LAW AND SPECIFIC NORMS ISSUED BY IBRACON, CFC AND CVM

--------------------------------------------------------------------------------

                                   SADIA S.A.

                                 BALANCE SHEETS
                           September 30, 2002 and 2001
                             (In thousands of reais)
                                   (Unaudited)

                                                                          COMPANY                   CONSOLIDATED
                                                    --------------------------------------------------------------
                                                      SEPTEMBER 30        JUNE 30    SEPTEMBER 30        JUNE 30
                                                    --------------------------------------------------------------
ASSETS
CURRENT ASSETS:
  Cash                                                        54,894         70,266          69,064         78,721
  Financial investments                                    1,035,388        321,039       1,203,995        418,166
  Trade accounts receivable - domestic market                156,044        163,535         156,922        155,427
  Trade accounts receivable - foreign market                 616,534        366,649         411,391        255,494
  Allowance for doubtful accounts                           (26,810)       (17,522)        (29,696)       (22,695)
  Recoverable taxes                                          122,001         71,906         125,651        108,285
  Inventories                                                807,407        573,562         834,982        741,773
  Other receivables                                           59,974         42,759          69,356         65,268
  Assets available for sale                                   11,589         10,746          11,602         34,013
  Prepaid expenses                                             2,526          2,972           6,048          4,213
  Deferred tax credits                                        20,185         20,055          20,185         20,099
                                                    --------------------------------------------------------------
Total current assets                                       2,859,732      1,625,967       2,879,500      1,858,764

NONCURRENT ASSETS:
  Receivables from related parties                            28,365              -               -              -
  Marketable securities                                       24,550         56,220         960,234        748,987
  Compulsory loans - Eletrobras                                  495            485             495            485
  Deposits in court                                           68,385         64,959          68,473         65,888
  Pension plan                                                51,084         51,084          51,084         51,084
  Recoverable taxes                                          105,522         63,235         106,981         66,077
  Deferred tax credits                                        75,485         68,642          75,485         74,478
  Other receivables                                           31,989         12,557          32,232         12,954
                                                    --------------------------------------------------------------
                                                             385,875        317,182       1,294,984      1,019,953

PERMANENT ASSETS:
  Investments                                                314,697        620,885          11,925         11,865
  Property, plant and equipment                              876,835        577,555         885,288        877,698
  Deferred charges                                           112,810        119,211         114,953        122,444
                                                    --------------------------------------------------------------
                                                           1,304,342      1,317,651       1,012,166      1,012,007


                                                    --------------------------------------------------------------
TOTAL ASSETS                                               4,549,949      3,260,800       5,186,650      3,890,724
                                                    ==============================================================


                                       3



                                                               COMPANY                     CONSOLIDATED
                                                    --------------------------------------------------------------
                                                       SEPTEMBER 30      JUNE 30      SEPTEMBER 30      JUNE 30
                                                    --------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
                                                           1,505,602        611,275       2,115,341      1,148,479
  Trade accounts payable                                     231,332        251,156         234,746        234,355
  Advances from customers                                     18,104         13,109             373            456
  Salaries and social charges payable                         11,960         10,338          12,725         12,310
  Taxes payable                                               18,047         18,396          20,331         22,334
  Dividends                                                      255            255             255            255
  Accrual for vacations                                       60,558         41,957          60,786         49,946
  Other payables                                              69,675         85,295          94,549        100,295
                                                    --------------------------------------------------------------
Total current liabilities                                  1,915,533      1,031,781       2,539,106      1,568,430

NONCURRENT LIABILITIES:
  Due to affiliated companies                                      -          7,636               -              -
  Loans and financing                                      1,227,202        929,781       1,236,005      1,008,698
  Taxes payable                                               38,610         38,610          39,602         39,501
  Provision for contingencies                                 54,547         52,047          56,871         70,490
  Provision for loss on investments                               28             32               -              -
  Deferred taxes                                              23,812          6,697          23,812          8,292
  Other payables                                              32,015          3,416          32,639          4,107
                                                    --------------------------------------------------------------
                                                           1,376,214      1,038,219       1,388,929      1,131,088

MINORITY INTEREST IN SUBSIDIARIES                                  -              -             413            406

SHAREHOLDERS' EQUITY:
  Capital                                                    700,000        700,000         700,000        700,000
  Income reserves                                            308,954        308,954         308,954        308,954
  Treasury shares                                              (198)          (198)           (198)          (198)
  Retained earnings                                          249,446        182,044         249,446        182,044
                                                    --------------------------------------------------------------
                                                           1,258,202      1,190,800       1,258,202      1,190,800



                                                    --------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                 4,549,949      3,260,800       5,186,650      3,890,724
                                                    ==============================================================


See accompanying notes.

                                   SADIA S.A.

                              STATEMENTS OF INCOME
                    Periods ended September 30, 2002 and 2001
                             (In thousands of reais)
                                    UNAUDITED


                                                             COMPANY
                                     -----------------------------------------------------------
                                         THREE MONTHS ENDED            NINE MONTHS ENDED
                                       9/30/2002     9/30/2001     9/30/2002      9/30/2001
                                     -----------------------------------------------------------

Gross operating revenue:
  Domestic market                          658,981       547,488     1,811,721      1,553,380
  Foreign market                           538,396       359,107     1,264,162        953,724
                                     -----------------------------------------------------------
                                         1,197,377       906,595     3,075,883      2,507,104
Sales deductions:                        (102,635)      (83,722)     (271,357)      (184,427)
                                     -----------------------------------------------------------
Net operating revenue                    1,094,742       822,873     2,804,526      2,322,677

Cost of goods sold                       (768,464)     (545,286)   (2,095,094)    (1,538,246)
                                     -----------------------------------------------------------
Gross profit                               326,278       277,587       709,432        784,431

Selling expenses                         (196,693)     (152,957)     (507,297)      (402,137)
Management compensation                    (2,265)       (2,132)       (6,560)        (6,202)
General and administrative expenses       (12,120)      (11,072)      (32,426)       (28,492)
Other operating income (expense)             9,709       (6,187)       (7,561)        (6,148)
Financial expense, net                   (130,405)      (93,464)     (221,353)      (244,236)
Equity pickup                              100,625        31,780       209,550         86,529
                                     -----------------------------------------------------------
Operating income (loss)                     95,129        43,555       143,785        183,745

Nonoperating income (expense)                  929       (1,234)           887          (877)

                                     -----------------------------------------------------------
Income  (loss)  before  income  and         96,058        42,321       144,672        182,868
s  ocial contribution taxes

Current income and social                      544             -           544           (19)
  contribution taxes
Deferred income and social                   1,385       (1,341)        24,536       (24,086)
  contribution taxes
Participation                              (1,613)             -       (4,176)        (5,240)

                                     -----------------------------------------------------------
Income before minority interest             96,374        40,980       165,576        153,523
Minority interest in subsidiaries                -             -             -              -
                                     -----------------------------------------------------------
Net income                                  96,374        40,980       165,576        153,523
                                     ===========================================================



                                                           CONSOLIDATED
                                     -----------------------------------------------------------
                                         THREE MONTHS ENDED             NINE MONTHS ENDED
                                      9/30/2002      9/30/2001      9/30/2002      9/30/2001
                                     -----------------------------------------------------------

Gross operating revenue:
  Domestic market                          674,543       618,701      1,909,465       1,769,500
  Foreign market                           606,176       407,190      1,395,845       1,078,325
                                     -----------------------------------------------------------
                                         1,280,719     1,025,891      3,305,310       2,847,825
Sales deductions:                        (116,382)     (103,247)      (316,946)       (242,562)
                                     -----------------------------------------------------------
Net operating revenue                    1,164,337       922,644      2,988,364       2,605,263

Cost of goods sold                       (788,075)     (584,015)    (2,067,860)     (1,669,070)
                                     -----------------------------------------------------------
Gross profit                               376,262       338,629        920,504         936,193

Selling expenses                         (231,475)     (190,338)      (600,376)       (499,217)
Management compensation                    (2,265)       (2,132)        (6,560)         (6,202)
General and administrative expenses       (12,262)      (12,140)       (33,612)        (32,406)
Other operating income (expense)             9,110      (12,152)       (10,447)        (14,684)
Financial expense, net                   (111,177)      (94,513)      (214,011)       (230,918)
Equity pickup                               66,969        17,599        112,978          29,676
                                     -----------------------------------------------------------
Operating income (loss)                     95,162        44,953        168,476         182,442

Nonoperating income (expense)                  732       (1,164)          2.033           3,300

                                     -----------------------------------------------------------
Income  (loss)  before  income  and         95,894        43,789        170,509         185,742
s  ocial contribution taxes

Current income and social                    (740)         (230)        (2,689)           (924)
  contribution taxes
Deferred income and social                   2,701       (2,718)          2,033        (26,400)
  contribution taxes
Participation                              (1,564)             -        (4,566)         (5,240)

                                     -----------------------------------------------------------
Income before minority interest             96,291        40,841        165,287         153,178
Minority interest in subsidiaries               83           139            289             345
                                     -----------------------------------------------------------
Net income                                  96,374        40,980        165,576         153,523
                                     ===========================================================


                                   SADIA S.A.

                    NOTES TO QUARTERLY FINANCIAL INFORMATION
                             (In thousands of reais)
                                   (UNAUDITED)


1.  OPERATIONS

    The Company's principal business purpose is the production and distribution of poultry and pork products which are traded in Brazil and abroad. The Company's operations are organized in three major segments; namely: industrialized products, poultry (chickens and turkeys) and pork. The industrialized products segment has been the principal focal point of the Company's investments in the last years and comprises products such as refrigerated pizzas and pasta, frozen food, margarine, industrialized poultry and pork by-products, breaded products, a diet line and products sold sliced and in portions.

    With a view to increasing its market share in Brazil and abroad, the Company has been making new partnerships involving the participation in new companies, as well as commercial agreements in Brazil and abroad.

    As per relevant fact published on July 24, 2002, the Board of Directors approved merger with the subsidiary company Granja Rezende S.A. The merger was based on studies which indicated a resulting economy in administrative and operating activities, with financial and tax effects. The base date for evaluation of net equity of the merged company was July 31, 2002 and the corporate act for formalization and approval of merger was carried out at the Special General Meeting held at August 30, 2002.


2.  PREPARATION AND PRESENTATION OF THE QUARTERLY FINANCIAL INFORMATION

    The Quarterly Financial Information is the responsibility of the Company's management and was prepared in compliance with the provisions of Brazil's Corporation Law and the norms of the Brazilian Securities Commission - CVM, which are in line with the practices adopted in preparing the annual financial statements.

3.  SUMMARY OF THE PRINCIPAL ACCOUNTING PRACTICES

    a) OPERATING RESULTS

       Income and expenses are recognized on the accrual basis.

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


3.  SUMMARY OF THE PRINCIPAL ACCOUNTING PRACTICES (Continued)

    b) FINANCIAL INVESTMENTS

       Financial investments in local currency comprise principally investment funds, bank deposit certificates and National Treasury securities recorded at cost plus earnings to the balance sheet date, not exceeding market value.

       Financial investments in foreign currency refer basically to Brazil C Bearer Bonds, Brazil Global 09 and National Treasury Notes recorded at acquisition cost plus interest earned and the realization of the investment discount based on the time between acquisition and maturity. These notes are classified based on the respective expected redemption and comparison with market value is presented in Note 16 b).

    c) ALLOWANCE FOR DOUBTFUL ACCOUNTS

       The allowance for doubtful accounts is calculated based on estimated losses in an amount considered sufficient to cover possible losses on receivables.

    d) INVENTORIES

       Are stated at average acquisition or production cost, not exceeding replacement or realizable value.

    e) INVESTMENTS

       Investments in subsidiaries are valued by the equity method in the Company's statements, based on their equities on the same date, presented in Note 7, and applying the same accounting practices. The gains or losses due to changes in the participation percentages are presented in nonoperating results.

       Quarterly information of foreign subsidiaries is translated into Brazilian reais, based on the following criteria:

       o Balance sheet accounts at the exchange rate at the end of the period

       o Statement of income accounts at the exchange rate at the end of each month.

       Other investments are stated at acquisition cost, inflation adjusted until December 31, 1995, reduced by an adjustment to cover losses considered permanent.

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


3.  SUMMARY OF THE PRINCIPAL ACCOUNTING PRACTICES (Continued)

    f) PROPERTY, PLANT AND EQUIPMENT

       Are stated at acquisition or construction cost, less accumulated depreciation, inflation adjusted until December 31, 1995. Depreciation is computed by the straight-line method at annual rates taking into consideration the useful economic life of the assets, adjusted for the number of operating shifts, as shown in Note 8.

       Interest incurred on construction projects financing, modernization and expansion of industrial units is allocated to the costs of the corresponding construction in progress.

    g) DEFERRED CHARGES

       Represent preoperating costs incurred in the implantation of management software, plant expansion and modernization, amortizable over a 5-year period as of the start of production.

    h) CURRENT AND NONCURRENT LIABILITIES

       Current and noncurrent liabilities are stated at known or estimated amounts increased by charges as well as monetary and exchange variation through to the date of the quarterly financial information.

    i) INCOME AND SOCIAL CONTRIBUTION TAXES

       Are computed on a monthly basis at the tax rates in force.

       The reconciliation of income and social contribution taxes as well as the deferred income and social contribution taxes on loss carryforwards and timing differences are shown in Note 13.

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


3.  SUMMARY OF THE PRINCIPAL ACCOUNTING PRACTICES (Continued)

    j) CONSOLIDATED FINANCIAL STATEMENTS

       The consolidated financial statements include the accounts of the Company and its direct and indirect subsidiaries, as shown in Note 7a. The consolidated financial statements consider the elimination of investments in proportion to the participation of the controlling companies in shareholders' equity of the subsidiaries and of intercompany account balances and operating results. Minority interest was excluded from shareholders' equity and net income and stated separately in the consolidated balance sheet and statement of income.

       The subsidiary Concordia S.A.- Corretora de Valores Mobiliarios Cambio e Commodities has its assets and liabilities consolidated under the same nomenclature and its pretax income of R$5,111 and R$3,230 at September 30, 2002 and 2001, respectively, consolidated in financial income.

    k) PRIVATE PENSION PLAN FOR EMPLOYEES

       In conformity with CVM Resolution No. 371, the Company, based on an actuarial study, recorded at December 31, 2001 future employees' benefits, as described in Note 19.


                                   SADIA S.A.

              NOTES TO QUARTERLY FINANCIAL INFORMATION (Continued)
                             (In thousands of reais)
                                   (UNAUDITED)


4.  FINANCIAL INVESTMENTS AND MARKETABLE SECURITIES

                                 INTEREST %             COMPANY                        CONSOLIDATED
                                   (ANNUAL   ------------------------------------------------------------------
                                  AVERAGE)       SEP/02         JUN/02           SEP/02           JUN/02
                                 ------------------------------------------------------------------------------
    SHORT-TERM
    LOCAL CURRENCY
    Bank deposit certificates          24.91        566,133         110,972          566,133           110,972
    Investment funds                   19.00        104,121         167,701          130,917           191,064
    Others                                              241               3              241                 3
                                             ------------------------------------------------------------------
                                                    670,495         278,676          697,291           302,039
    FOREIGN CURRENCY
    Overnight                           2.45              -               -           85,163            54,471
    Receivables - Swap                              266.211          16,295          266,211            16,295
                                             ------------------------------------------------------------------
                                                    266,211          16,295          351,374            70,766
    Short-term portion of long-term
      investments                                    98,682          26,068          155,330            45,361
                                             ------------------------------------------------------------------
    TOTAL SHORT-TERM                              1,035,388         321,039        1,203,995           418,166
                                             ==================================================================

    LONG-TERM
    FOREIGN CURRENCY
    Brazil Global 09                   12.72              -                -          710,739           503,329
    Brazil C Bearer Bonds              12.64              -                -          263,472           186,488
    National Treasury Notes            10.36        110,038           79,537          110,038            79,537
    Global Notes                       10.00              -                -           18,121            12,906
                                             ------------------------------------------------------------------
                                                    110,038           79,537        1,102,370           782,260
    LOCAL CURRENCY
    National Treasury                  12.00         12,498            2,055           12,498            11,392
    Securities
    Others                                              696              696              696               696
                                             ------------------------------------------------------------------
                                                     13,194            2,751           13,194            12,088
                                             ------------------------------------------------------------------
    TOTAL LONG-TERM                                 123,232           82,288        1,115,564           794,348
    Short-term portion of long-term
       investments                                 (98,682)         (26,068)        (155,330)          (45,361)
                                             ------------------------------------------------------------------
    LONG-TERM PORTION                                24,550           56,220          960,234           748,987
                                             ==================================================================



       The short and long-term investments in foreign currency are linked to the exchange rate variation of the U.S. dollar.

       The maturity schedule as of September 30, 2002 for long-term investments is as follows:

                                                           COMPANY  CONSOLIDATED
MATURITY                                                   SEP/02      SEP/02
                                                     ---------------------------
     SHORT-TERM PORTION OF LONG-TERM INVESTMENTS           98,682     155,330
     2003                                                       -       6,356
     2004                                                  11,356      35,259
     2005                                                       -      19,216
     2006                                                       -      30,738
     2007                                                       -      30,738
     2008 ONWARDS                                          13,194     837,927
                                                     ---------------------------
                                                          123,232   1,115,564
                                                     ---------------------------


                                   SADIA S.A.

              NOTES TO QUARTERLY FINANCIAL INFORMATION (Continued)
                             (In thousands of reais)
                                   (UNAUDITED)


5.  INVENTORIES

                                                   COMPANY                    CONSOLIDATED
                                                SEP/02         JUN/02        SEP/02         JUN/02
                                         ----------------------------------------------------------
Finished goods and products for resale         150,553        117,857       177,978        138,467
Livestock and poultry                          371,972        241,957       371,972        320,878
Raw materials                                  182,407        126,124       182,420        158,886
Storeroom                                       26,787         23,390        26,787         26,197
Packaging materials                             32,308         24,222        32,308         28,261
Stock in transit                                 3,394          8,847         3,527         10,117
Work in process                                 31,833         29,375        31,833         53,368
Advances to suppliers                            1,515            948         1,519          1,633
Imports in transit                               6,638            842         6,638          3,966
                                         ----------------------------------------------------------
                                               807,407        573,562       834,982        741,773
                                         ==========================================================



6.  RECOVERABLE TAXES

                                               COMPANY                           CONSOLIDATED
                                                      SEP/02       JUN/02        SEP/02        JUN/02
                                               -------------------------------------------------------
    IPI                                              160,480      114,186       160,513       121,184
    ICMS                                              55,476       13,267        57,765        42,674
    Income and social contribution taxes               9,531        5,628        11,908         8,008
    Others                                             2,036        2,060         2,446         2,496
                                               -------------------------------------------------------
                                                     227,523      135,141       232,632       174,362
                                               =======================================================
    SHORT-TERM PORTION                               122,001       71,906       125,651       108,285
                                               =======================================================
    LONG-TERM PORTION                                105,522       63,235       106,981        66,077
                                               =======================================================

    IPI

    Corresponds to IPI tax credit on packaging and other materials and the special IPI tax credit for reimbursement of PIS/PASEP and COFINS taxes on exports.

    In 2002, the Company recorded R$120,341 (R$41,830 in the 3rd 2002 quarter) referring to favorable outcome on a tax suit claiming the benefit of IPI credit premium, under Decree Law No. 491/69, for the period 1981 to1990, see
    Note 12.

    ICMS

    The balance to be compensated with taxes of the same nature generated by operations at various plants.

    INCOME AND SOCIAL CONTRIBUTION TAXES

    Represent income tax withholding on financial investments and income and social contribution tax prepayments via offsetting against federal taxes.

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


7.  INVESTMENTS

    a) PARTICIPATIONS

       Consolidated direct or indirect subsidiaries and the corresponding shareholdings of the Company are as follows:

       SADIA INTERNATIONAL LTD.                           100.00%
                  SadiaUruguayS.A.                        100.00%
                  SadiaArgentinaS.A.                       0.02%
                  SadiaChileS.A.                          60.00%
                  SadiaArgentinaS.A.                      99.98%
                  SadiaItaliaS.R.L.                       99.99%
                  ChurrascariaBeijingBrazilLtd.           50.00%
                  ConcordiaFoodsLtd.                      50.00%
                  BRFInternationalLtd.                    50.00%
                  SadiaEuropeLtd.                         100.00%
       CONCORDIA S.A. C.V.M.C.C.                          99.999%
       REZENDE OLEO LTDA.                                 100.00%
                  RezendeMarketingeComunicacoesLtda.       0.09%
                  ConcordiaS.A.C.V.M.C.C.                 0.001%
       REZENDE MARKETING E COMUNICACOES LTDA.             99.91%
       SADIA G.M.B.H.                                     100.00%
                  LaxnessF.C.P.A.S.A.                     100.00%
       BRF TRADING S.A.                                   50.00%
       EZFOOD SERVICOS S.A.                                  33.33%


    b) INVESTMENT BREAKDOWN



                                                                      NET INCOME                       INVESTMENTS AT
                                                              NET     (LOSS) FOR      EQUITY         -----------------------
       SUBSIDIARIES                            OWNERSHIP     EQUITY   THE PERIOD      PICKUP         SEP/02       JUN/02
                                              ------------------------------------------------------------------------------
       Sadia International Ltd.                100.00%        225,303      22,737        110,038        225,303     154,161
       Concordia S.A. Cor. Val. Mob. Cam.       99.99%         36,384       3,374          4,022         36,384      34,382
       Comm.
       Sadia G.M.B.H.                          100.00%         49,841      40,527         49,766         49,841      20,136
       Granja Rezende S.A.                     100.00%              -      47,608         47,608              -     409,294
       Rezende Oleo Ltda.                      100.00%              -       (401)        (1,734)              -           -
       Rezende Marketing e Comun. Ltda.         99.91%              -         (1)              -              -           -
       BRF Trading S.A.                         50.00%            100           -              -             50          32
       EzFood Servicos S.A.                     33.33%          5,206     (2,639)          (880)          1,735       1,584
                                                                                  ------------------------------------------
       TOTAL IN SUBSIDIARIES                                                             208,820        313,313     619,589
       Other investments                                                                       -          1,384       1,296
                                                                                  ------------------------------------------
       TOTAL INVESTMENTS OF THE COMPANY                                                  208,820        314,697     620,885
       Other investments of subsidiaries/affiliates                                            -         10,541      10,569
       Investments not consolidated                                                     (95,191)      (313,313)   (619,589)
                                                                                  ------------------------------------------
       TOTAL CONSOLIDATED INVESTMENTS                                                    113,629         11,925      11,865
                                                                                  ==========================================

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


7.  INVESTMENTS (Continued)

    c) EQUITY PICKUP

       Company: - investments, valued by the equity method, generated a net accumulated gain at September 30, 2002 of R$208,820;(operating of R$209,550, gain on the translation of investments in foreign currency of R$96,539, loss on investments of R$1,381 and nonoperating of R$651).

       Consolidated: - investments, valued by the equity method, generated net accumulated gain at September 30, 2002 of R$113,629; (operating of R$112,978, referring to gain on the translation of investments in foreign currency, recorded as operating result and nonoperating of R$651).


8.  PROPERTY, PLANT AND EQUIPMENT

                                                       COMPANY                                CONSOLIDATED
                                                   SEP/02              JUN/02                SEP/02               JUN/02
                              AVERAGE              DEPRE-   RESIDUAL  RESIDUAL               DEPRE-   RESIDUAL   RESIDUAL
                                RATE      COST     CIATION    VALUE    VALUE      COST      CIATION     VALUE     VALUE
                                       ------------------------------------------------------------------------------------
    Machinery and equipment     15%       742,359 (420,163)   322,196  268,142     747,997  (423,023)   324,974    331,374
    Furniture                    4%       669,830 (265,305)   404,525  195,240     675,190  (266,015)   409,175    410,776
    Installations               10%       164,371  (93,311)    71,060   68,496     165,759   (94,087)    71,672     71,994
    Vehicles                    27%        22,950  (17,215)     5,735    5,642      23,028   (17,272)     5,756      5,879
    Forestation and                  -     13,782   (4,888)     8,894    7,959      13,782    (4,888)     8,894      8,976
    reforestation
    Trademarks and patents      10%         1,932     (919)     1,013      819       1,947      (919)     1,028      1,058
    Others                           -        114      (89)        25        -         703      (537)       166        121
    Construction in progress         -     50,849         -    50,849   19,075      50,849          -    50,849     33,252
    Advances to suppliers            -     10,696         -    10,696   10,790      10,696          -    10,696     12,190
    Rights of use                    -      1,842         -     1,842    1,392       2,078          -     2,078      2,078
                                       ------------------------------------------------------------------------------------
                                        1,678,725 (801,890)   876,835  577,555   1,692,029  (806,741)   885,288    877,698
                                       ====================================================================================

    The portion of interest incurred in the financing of modernization projects and expansion of the industrial units was recorded in cost of the respective construction in progress in the amount of R$3,702 (R$2,085 at September 30, 2001).

    The Company maintains certain assets for sale, mainly related to the discontinued operations of Lapa Alimentos and the Granja Rezende administrative center, in addition to other assets considered inadequate for current operations, for their net realizable value.

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


8.  PROPERTY, PLANT AND EQUIPMENT (Continued)

    At September 30, 2002, the estimated realizable value was R$34,892 (R$36,501 at June 30, 2002), already deducted the costs to be incurred in the sale, R$32,403 of this amount (R$34,013 at June 30, 2002) is classified as assets held for sale (short-term - R$11,602 and long-term - R$20,801). The remaining assets, in the amount of R$2,489 is leased, remaining classified in property, plant and equipment. Company management has been developing initiatives for the sale of these assets in the short run.

    The assets sold during the period January to September 2002, for R$7,119 (R$58,401 at September 30, 2001), generated loss of R$927 (gain of R$7,521 before income and social contribution taxes at September 30, 2001), recorded in other nonoperating revenues and expenses in the consolidated statement of income.


9.  DEFERRED CHARGES

                                                   COMPANY                                CONSOLIDATED
                            RATE              SEP/02               JUN/02               SEP/02               JUN/02
                                                       RESIDUAL   RESIDUAL                        RESIDUAL  RESIDUAL
                                    COST    AMORTIZATION VALUE     VALUE      COST    AMORTIZATION  VALUE     VALUE
                                  ------------------------------------------------------------------------------------
    Preoperating expenses    20%    222,993  (112,997)   109,996    116,325   231,692   (119,592)   112,100   119,516
    Products development     20%      8,524    (5,751)     2,773      2,839     8,524     (5,751)     2,773     2,839
    Others                   20%         52       (11)        41         47       113        (33)        80        89
                                  ------------------------------------------------------------------------------------
                                    231,569  (118,759)   112,810    119,211   240,329   (125,376)   114,953   122,444
                                  ====================================================================================



10.      LOANS AND FINANCING - SHORT-TERM

                                                                          COMPANY              CONSOLIDATED
                                                                       SEP/02      JUN/02      SEP/02      JUN/02
                                                                  ------------------------------------------------
    FOREIGN CURRENCY
    Credit  lines for the  development  of  foreign  trade,  with interest  rate  from  1.15%  to  7.33 % p.a.,  guaranteed  by
    promissory notes or sureties.                                           -           -     606,330     495,682
    Advance on Foreign  Exchange  Contract  subject to Libor - 06 months  (1.81%  in  September  2002)  and  interest  of 5.17%
    p.a., guaranteed by promissory notes or sureties..                743,400      85,355     743,400      85,355
    Payables - Swap                                                    23,283           -      23,283           -
                                                                  ------------------------------------------------
                                                                      766,683      85,355   1,373,013     581,037
    LOCAL CURRENCY
    Rural  lines of credit  and loans for  working  capital  with
    interest of 8.75% p.a.                                            184,234     114,596     184,234     146,677
                                                                  ------------------------------------------------
                                                                      184,234     114,596     184,234     146,677
                                                                  ------------------------------------------------
                                                                      950,917     199,951   1,557,247     727,714
    Short-term portion of the long-term debt                          554,685     411,324     558,094     420,765
                                                                  ------------------------------------------------
    TOTAL SHORT-TERM                                                1,505,602     611,275   2,115,341   1,148,479
                                                                  ================================================

    At September 30, 2002 the average weighted interest rate for short-term loans was 5.17% p.a. (4.23% p.a. at June 30, 2002).

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


11.  LOANS AND FINANCING - LONG-TERM


                                                                            COMPANY             CONSOLIDATED
                                                                         SEP/02      JUN/02     SEP/02     JUN/02
                                                                    ----------------------------------------------
      FOREIGN CURRENCY

      IFC - (International Finance Corporation) funding in
      foreign currency for investments payable in
      installments up to 2008, of which R$ 399,214 is subject
      to interest at the rate of 8.52% p.a., R$ 84,720 at
      9.05% and R$ 17,056 subject to Libor variation for
      6-month deposits (1.81% in September 2002) plus annual
      interest of 2.5%, guaranteed by real estate mortgages.            500,990     387,476    500,990    387,476


      Export financing composed by prepayment subject to
      Libor variation for 6-month deposits (1.81% in
      September 2002) plus annual interest of 5.75%,
      guaranteed by promissory notes or sureties.                       592,136     387,677    592,136    387,677

      BNDES - (National Bank for Economic and Social
      Development) FINEM subject to weighted average exchange
      variation of currencies traded by BNDES - UMBNDES and
      fixed interest rate of 3.5%, guaranteed by a mortgage
      bond and real estate mortgage.                                    100,101      76,476    100,101     76,476


      Others                                                             31,797      25,871     44,009     34,943
                                                                    ----------------------------------------------
                                                                      1,225,024     877,500  1,237,236    886,572
      LOCAL CURRENCY

      BNDES (National Bank for Economic and Social
      Development), credit lines for investments and exports,
      payable from 2002 to 2008, composed as follows: FINAME
      in the amount of R$ 19,744 subject to Long-Term
      Interest Rate -TJLP (10.0% p.a. in September 2002) and
      interest of 3.13% p.a., FINAME-EXIM in the amount of R$
      357,856 subject to TJLP (10.0% p.a. in September 2002)
      and interest of 1.29% p.a. and FINEM in the amount of
      R$ 83,328 subject to TJLP (10.0% p.a. in September
      2002) and interest of 3.49% p.a., guaranteed by
      mortgage bond and real estate mortgage.                           460,928     443,926    460,928    453,188

      PESA - Special Aid for Agribusiness payable in
      installments from 2002 to 2020, subject to IGPM
      variation and annual interest of 9.89% p.a., guaranteed
      by sureties.                                                       92,161      15,615     92,161     85,639

      Others                                                              3,774       4,064      3,774      4,064
                                                                    ----------------------------------------------
                                                                        556,863     463,605    556,863    542,891
                                                                    ----------------------------------------------
                                                                      1,781,887   1,341,105  1,794,099  1,429,463
      Short-term portion of long-term debt                            (554,685)   (411,324)   (558,094) (420,765)
                                                                    ----------------------------------------------
      TOTAL LONG-TERM                                                 1,227,202     929,781  1,236,005  1,008,698
                                                                    ==============================================

      Loans and financing in foreign currency are indexed to the U.S. dollar and the Monetary Unit of BNDES (UMBNDES).

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


11.   LOANS AND FINANCING - LONG-TERM (Continued)

      The payment schedule of noncurrent portions at September 30, 2002 is as follows:

      MATURITY                                     Company        Consolidated
                                                    Sep/02              Sep/02

           SHORT-TERM PORTION OF LONG-TERM DEBT    554,685             558,094
           2003                                    124,176             125,303
           2004                                    236,198             240,036
           2005                                    321,262             325,100
           2006                                    260,125             260,125
           2007                                    102,523             102,523
           2008 ONWARDS                            182,918             182,918
                                               --------------------------------
                                                 1,781,887           1,794,099
                                               --------------------------------

      The IFC funding involves certain restrictive covenants for distribution of dividends additional to minimum compulsory dividends, and advanced maturity when obligations, such as certain consolidated financial ratios are not maintained. At September 30, 2002, the Company did not meet the obligation in connection with consolidated long-term indebtedness ratio.


12.  CONTINGENCIES

      The Company and its subsidiaries have several claims of labor, civil and tax nature in progress, resulting from its normal business activities.

      The respective provisions for contingencies were constituted based on the evaluation by the legal counsel of claims for which an unfavorable outcome is likely. Whenever necessary, judicial deposits were made.

      Fiscal and corporate books of the Company are subject to inspection by tax authorities for different statute of limitations, according to applicable law.

      The Company management believes that the provision for contingencies shown below is sufficient to cover any losses on the judicial actions.

                               PARENT COMPANY                CONSOLIDATED
                            SEP/02         JUN/02       SEP/02          JUN/02
                        -------------------------------------------------------
      Tax litigation        25,608         27,116       27,932          38,337
      Civil litigation      15,645         11,752       15,645          18,859
      Labor claims          13,294         13,179       13,294          13,294
                        -------------------------------------------------------
                            54,547         52,047       56,871          70,490
                        -------------------------------------------------------

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


12.  CONTINGENCIES (Continued)

      TAX LITIGATION

      In the federal sphere, the main disputes focus on the reduction of the calculation basis of the Social Contribution Tax - CSL related to monetary variations of liabilities in foreign currency for the period from July to November 1994.

      In the state sphere, most of the disputes refer to the contestation of ICMS taxation. In September 2002, Sadia reversed from provision for contingencies the amount of R$12,260, related to the negotiation of ICMS tax claims in the amount of R$ 4,172, with a gain of R$8,088.

      FEDERAL VAT - IPI CREDIT PREMIUM - DECREE LAW NO.  491/69

      Sadia S.A., successor of the merged companies Sadia Concordia S.A. and Frigobras Companhia Brasileira de Frigorificos S.A., has been claiming through judicial proceedings the benefit of the IPI credit premium on exports, under Decree Law No. 491/69, for the period from 1981 to 1990.

      Sadia Concordia and Frigobras obtained final unappealable decisions from the Regional Federal Court of the 1st Region, based on the decision of unconstitutionality handed down at the Plenary Meeting of the Federal Supreme Court - STF in May 2002. Based on these decisions and on the opinion of legal advisors that there is no possibility of appealing on the part of the Federal Government, the Company recognized the tax credit referring to the legal action involving Sadia Concordia. The amount calculated based on indexes provided for in law totals R$ 51,032, net of legal fees and before income and social contribution taxes, and was recorded as a reduction in cost of products and goods sold.

      At June 30, 2002 the judicial proceeding involving the former Frigobras Companhia Brasileira de Frigorificos for the period from December 23, 1981 to April 30, 1985 was in the execution phase for determination of corresponding amounts and we had not been able to determine the amount to be recognized. For the quarter ended September 30, 2002 it was recognized as a reduction in the cost of products and goods sold in the amount of R$27,189, net of legal fees and before income and social contribution taxes.

      The Company is still awaiting the judgment of the judicial proceeding involving Frigobras for the period from December 1988 to October 1990.

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


12.  CONTINGENCIES (Continued)

      CIVIL LITIGATION

      Represents principally proceedings involving terminations of partnership agreements between the Company and certain integrated producers, and also claims for indemnity for losses and damages, including pain and suffering, arising from work-related accidents and consumer relations. Subsidiary Granja Rezende S.A. is involved in several civil claims in connection with issues related to poultry genetics matters.

      LABOR CLAIMS

      Labor claims filed relate mainly to the high employee turnover rate and involve mainly the payment of overtime, as well as health and risk exposure additionals. Labor claims are not significant on an individual basis.


13.  INCOME AND SOCIAL CONTRIBUTION TAXES

      Income and social contribution taxes were calculated at applicable rates, as follows:


      a) RECONCILIATION OF EXPENSES RELATED TO INCOME AND SOCIAL CONTRIBUTION TAXES

                                                       PARENT COMPANY                 CONSOLIDATED
                                                   SEP/02         JUN/02          SEP/02         JUN/02
                                               -------------------------------------------------------------

         Income before taxation/profit                 144,672          48,614        170,509         74,616
         sharing
         Profit sharing                                (4,176)         (2,563)        (4,566)        (3,002)
         Interest on shareholders' equity                    -               -              -              -
                                               -------------------------------------------------------------
         INCOME BEFORE INCOME AND SOCIAL               140,496          46,051        165,943         71,614
         CONTRIBUTION TAXES (IRPJ AND CSLL)
         IRPJ AND CSLL AT NOMINAL RATES               (47,769)        (15,657)       (56,421)       (24,349)
         ADJUSTMENT TO CALCULATE THE
         EFFECTIVE RATES
         PERMANENT DIFFERENCES
             Equity pick-up                             70,999          36,613         54,555         21,963
             Others                                      1,850           2,195          1,210          (232)
                                               -------------------------------------------------------------
         INCOME AND SOCIAL CONTRIBUTION TAXES           25,080          23,151          (656)        (2,618)
         AT EFFECTIVE RATES                    -------------------------------------------------------------

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


13.  INCOME AND SOCIAL CONTRIBUTION TAXES (Continued)

      b) COMPOSITION OF THE BALANCE OF DEFERRED INCOME AND SOCIAL CONTRIBUTION TAXES

                                                      PARENTCOMPANY                  CONSOLIDATED
                                                       SEP/02        JUN/02          SEP/02         JUN/02
                                               ------------------------------------------------------------
         ASSETS:
         DEFERRED INCOME AND SOCIAL
         CONTRIBUTION TAXES:
            Provision for contingencies                18,816        17,966          18,816         23,417
            Loss carryforwards                         64,904        61,004          64,904         61,433
            Summer plan depreciation                    6,150         6,327           6,150          6,327
            Others                                      5,800         3,400           5,800          3,400
                                               ------------------------------------------------------------
                                                       95,670        88,697          95,670         94,577
                                               ============================================================
         LIABILITIES:
         DEFERRED INCOME AND SOCIAL
         CONTRIBUTION TAXES:
            Depreciation - rural activity               7,126         7,131           7,126          8,726
            Accelerated depreciation with                  34            34              34             34
         incentives
            Pension Plan - Decree Law                  17,368             -          17,368              -
         Brazilian Securities Commission No.
         CVM 371
                                               ------------------------------------------------------------
                                                       24,528         7,165          24,528          8,760
                                               ============================================================
         TOTAL TAXES, NET                              71,142        81,532          71,142         85,817

         SHORT-TERM PORTION, NET                       19,469        19,587          19,469         19,631
                                               ------------------------------------------------------------
         LONG-TERM PORTION, NET                        51,673        61,945          51,673         66,186
                                               ============================================================



14.  SHAREHOLDERS' EQUITY

      A) STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
      ----------------------------------------------------------------------------------------------------------------

                                                      INCOME RESERVES
                                             -----------------------------------
                                                     RESERVE    RESERVE FOR                                 TOTAL
                                            LEGAL      FOR     RESEARCH AND     TREASURY     RETAINED    SHAREHOLDERS'
       DESCRIPTION OF CHANGES     CAPITAL  RESERVE  EXPANSION   DEVELOPMENT      STOCK       EARNINGS       EQUITY
      ----------------------------------------------------------------------------------------------------------------

      Balances at December 31,     700,000   21,116   241,396          46,442    (198)        112,842     1,121,598
      2001

      Net income - 1st quarter           -        -         -               -      -          27,936        27,936
      2002

      Balances at March 31, 2002   700,000   21,116   241,396          46,442    (198)        140,778     1,149,534

      Net income - 2nd quarter           -        -         -               -      -          41,266        41,266
      2002

      Balances at June 30, 2002    700,000   21,116   241,396          46,442    (198)        182,044     1,190,800

      Interim dividends                  -        -         -               -      -         (11,604)      (11,604)

      Pension plan                       -        -         -               -      -         (17,368)      (17,368)

      Net income - 3rd quarter           -        -         -               -      -          96,374        96,374
      2002

      Balances at September 30,    700,000   21,116   241,396          46,442    (198)        249,446     1,258,202
      2002
      ----------------------------------------------------------------------------------------------------------------

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


14.  SHAREHOLDERS' EQUITY (Continued)

     b) CAPITAL

        Subscribed and paid-in capital is represented by the following number of shares without a par value:

                                                09/30/2002         06/30/2002
                                             ---------------------------------
           Common shares                       257,000,000        257,000,000
           Preferred shares                    426,000,000        426,000,000
                                             ---------------------------------
           Total shares                        683,000,000        683,000,000
           Preferred shares in treasury          (304,288)          (304,288)
                                             ---------------------------------
           Total outstanding shares            682,695,712        682,695,712
                                             =================================


      c) TREASURY STOCK

         The Company's treasury stock is made up of 304 lots of 1,000 preferred shares for future sale and/or cancellation.

      d) MARKET VALUE

         The market value of Sadia S.A. shares, according to the 2002 average quotation of shares negotiated on the Sao Paulo Stock Exchange - BOVESPA corresponded at September 30, 2002 to R$1,100.00 per thousand shares (R$1,090.00 at June 30, 2002). Net equity on that date was R$1,842.99 per thousand shares (R$1,744.26 at June 30, 2002).

      e) DIVIDENDS

         The Board of Directors of Sadia, during a meeting held on July 23, 2002, authorized the payment of dividends in the amount of R$0.0160 for each common share and R$0.0176 for each preferred share. These dividends will be distributed to shareholders as interim dividends and based on the net income for current fiscal year, which will be considered in the calculation of the minimum compulsory dividend to be approved at the next Annual Shareholders' Meeting.

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)

15.  FINANCIAL INCOME

                                                PARENT COMPANY                    CONSOLIDATED
                                            SEP/02           SEP/01          SEP/02          SEP/01
                                      ------------------------------------------------------------------
         FINANCIAL EXPENSES:
         Interest                              (118,638)        (86,869)       (145,096)      (122,124)
         Monetary variations -                  (18,188)         (4,311)        (21,660)       (10,518)
         Liabilities
         Exchange variations -                 (604,058)       (300,550)       (586,586)      (304,178)
         Liabilities
         Others                                 (36,227)        (26,087)        (47,046)       (33,232)
                                      ------------------------------------------------------------------
                                               (777,111)       (417,817)       (800,388)      (470,052)
                                      ==================================================================
         FINANCIAL INCOME:
         Interest                                 25,118          35,327          88,995         91,902
         Monetary variations - assets             60,806           7,558          15,359          8,156
         Exchange variations - assets            464,592         119,398         467,273        119,845
         Others                                    5,242          11,298          14,750         19,231
                                      ------------------------------------------------------------------
                                                 555,758         173,581         586,377        239,134
                                      ------------------------------------------------------------------
                                               (221,353)       (244,236)       (214,011)      (230,918)
                                      ==================================================================



16.  FINANCIAL INSTRUMENTS

      a) RISK MANAGEMENT

         The Company has a financial committee, which is responsible for defining strategies, determination of position limits and exposure to exchange variation resulting from international operations and borrowings in foreign currency. As such, the Company maintains short-term investments denominated in U.S. dollars as hedge against the effects of exchange variation on borrowings also denominated in U.S. dollars.

         Further, to minimize the effects of exchange variation, derivative instruments are used as a foreign exchange block in the amount of US$25,000 short position at an average rate of R$2.9585, rate swap (dollar to CDI) in the amount of R$807,493, futures dollar in the amount of US$23,750, of which 475 contracts at an average rate of R$3.6167, N.D.F. (Note Deliverable Forward) in the amount of US$107,944 in a long position at an average rate of R$3.2409, in addition to receivables in U.S. dollars from exports in the amount of US$104,914, which also reduces exchange variation exposure as a "natural hedge".

                                                               CONSOLIDATED
          ASSETS AND LIABILITIES IN FOREIGN CURRENCY      SEP/02         JUN/02
                                                     ---------------------------

          Cash and short-term investments               1,467,634        860,071
          Trade accounts receivable                       408,631        253,752
          Derivatives in U.S. dollars - rate swap         807,493        292,067
          Trade accounts payable                         (52,692)       (39,552)
          Loans and financing                         (2,610,249)    (1,467,609)
                                                     ---------------------------
                                                           20,817      (101,271)
                                                     ===========================

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


16.  FINANCIAL INSTRUMENTS (Continued)

      b) ESTIMATED MARKET VALUE

         Financial assets and liabilities are presented in the balance sheet at cost plus accrued income and expenses and recorded according to the corresponding expected realization.

         Consolidated nominal value of outstanding rate swap at September 30, 2002 was R$593,073 (R$277,618 at June 30, 2002). The market value of derivative contracts at September 30, 2002, estimated based on market price quotations for similar contracts, approximated corresponding book values. Differences in receivables in connection with these contracts are included in short-term investments under Receivables-Swap in the amount of R$266,211 and in financing as Payables-Swap in the amount of R$23,283 (R$16,295 of investments at June 30, 2002) and in the statement of income under other income from exchange variation in the amount of R$233,664.

         Estimated market values of financial instruments as compared with accounting balances are presented in the table below:

                                                                           CONSOLIDATED
                                                -------------------------------------------------------------------
                                                             SEP/02                           JUN/02
                                                -------------------------------------------------------------------
                                                  BOOK VALUE     MARKET VALUE       BOOK VALUE      MARKET VALUE
                                                -------------------------------------------------------------------
       Cash                                             69,064            69,065           78,721           78,721
       Short-term investments - Local currency         710,485           710,485          314,127          314,127
       Short-term investments - Foreign              1,453,744         1,046,086          853,026          655,436
       currency
       Trade accounts receivable                       568,313           568,313          410,921          410,921
       Loans and financing                           3,351,346         3,351,346        2,157,177        2,157,177
       Trade accounts payable                          234,746           234,746          234,355          234,355

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


16.  FINANCIAL INSTRUMENTS (Continued)

      c) CREDIT RISK

         The Company is potentially exposed to credit risk in relation to its trade accounts receivable, short-term investments and derivative instruments. The Company limits the risk in connection with these financial instruments placing them with highly rated financial institutions. The Company does not require guarantee for these financial instruments.

         The concentration of credit risk in relation to accounts receivable is minimized due to the significant number of customers. As a rule, the Company does not require guarantee for accounts receivable. An allowance for doubtful accounts was set up based on losses on receivables expected by management.

         Expenses with doubtful accounts total R$12,199 at September 30, 2002 (R$ 12,602 at September 30, 2001).

      D) FINANCIAL INDEBTEDNESS

         Financial indebtedness comprises financial assets (cash, banks and short-term investments) and financial liabilities (loans), the composition of which at September 30, 2002 is shown below:


                                                              CONSOLIDATED
                               ----------------------------------------------------------------------------
                                              SEP/02                                JUN/02
                               ----------------------------------------------------------------------------
                                                            NET                                   NET
                                  ASSETS    LIABILITIES     DEBT        ASSETS    LIABILITIES     DEBT
                               ----------------------------------------------------------------------------
            Short-term

            Local currency          752,465     509,497      242,968      373,715     434,745     (61,030)
            Foreign currency        520,594   1,605,844  (1,085,250)      123,172     713,734    (590,562)
                               ----------------------------------------------------------------------------
                                  1,273,059   2,115,341    (842,282)      496,887   1,148,479    (651,592)
                               ============================================================================
            Long-term

            Local currency           13,194     231,600    (218,406)       12,088     254,823    (242,735)
            Foreign currency        947,040   1,004,405     (57,365)      736,899     753,875     (16,976)
                               ----------------------------------------------------------------------------
                                    960,234   1,236,005    (275,771)      748,987   1,008,698    (259,711)
                               ============================================================================
                                  2,233,293   3,351,346  (1,118,053)    1,245,874   2,157,177    (911,303)
                               ============================================================================

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


17.  INSURANCE

      The Company and its subsidiaries adopt the policy of maintaining insurance coverage at levels considered to be appropriate by management to cover any risks related to liability or damages involving its assets. Due to the characteristics of its operations carried out in multiple locations, management retains insurance coverage under the concept of maximum possible loss in one event, which covers fire, comprehensive general liability and miscellaneous risks (storm, lightning and flood). Additionally, the Company retains insurance coverage for the transportation of goods, personal injury and vehicles.

18.  TRANSACTIONS AND BALANCES WITH RELATED PARTIES

      Transactions with related parties are carried at normal market prices and conditions similar to those with third parties. Intercompany balances presented in the balance sheet as of September 30, 2002 are set out below compared with the corresponding balances as of June 30, 2002, and Intercompany balances presented in the statement of income as of September 30, 2002 compared with the corresponding balances as of September 30, 2001:


                                         BALANCE SHEET ACCOUNTS

                            CURRENT           NONCURRENT            CURRENT              NONCURRENT
COMPANY                     ASSETS              ASSETS            LIABILITIES           LIABILITIES
                     ------------------------------------------------------------------------------------
                       SEP/02     JUN/02    SEP/02   JUN/02    SEP/02     JUN/02     SEP/02     JUN/02
                     ------------------------------------------------------------------------------------
Sadia International     396,623    230,343   27,821     -      (37,842)    (28,891)         -    (8,224)
Ltd.
Sadia Argentina S.A.      2,046        793        -     -             -       (210)         -          -
Sadia Uruguay S.A.          495        559        -     -             -           -         -          -
Sadia Chile S.A.          3,101        979        -     -          (24)           -         -          -
Laxness F. C. P. A.      33,602     13,818        -     -             -           -         -          -
S.A.
Concordia C.V.M.C.C.          -          -        -     -             -           -         -          -
BRF Trading S.A.          2,005          -      544   588             -           -         -          -
Granja Rezende S.A.           -     40,936        -     -             -    (65,486)         -          -
                     ------------------------------------------------------------------------------------
                        437,872    287,428   28,365   588      (37,866)    (94,587)         -    (8,224)
                     ====================================================================================



                                      STATEMENT OF INCOME ACCOUNTS
COMPANY                       PURCHASE                      SALE                      FINANCIAL
                        SEP/02       SEP/01        SEP/02         SEP/01        SEP/02        SEP/01
                     ------------------------------------------------------------------------------------
Sadia International       -           (150)           794,799        759,552           280   (25,186)
Ltd.
Sadia Argentina S.A.      -             -               1,868         35,702             -       -
Sadia Uruguay S.A.        -             -               2,046          2,381             -       -
Sadia Chile S.A.          -             -               7,036          5,485             -       -
Laxness F. C. P. A.       -             -              96,434              -             -       -
S.A.
Concordia C.V.M.C.C.      -             -                   -              -             -       -
BRF Trading S.A.          -             -                   -              -             -       -
Granja Rezende S.A.   (447,549)     (83,779)           33,612         24,296             -       -
                     ------------------------------------------------------------------------------------
                      (447,549)     (83,929)          935,795        827,416           280   (25,186)
                     ====================================================================================

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)

19.  PRIVATE PENSION PLAN

      The Company and its subsidiary Concordia S.A. CVMCC are the sponsors of a supplementary social security plan under the defined benefit arrangement for its employees and managed by the Attilio Francisco Xavier Fontana Foundation.

      The pension supplementary benefit is defined as being the difference between (i) the benefit wage (updated average of the last 12 participation salaries, limited to 80% of the last participation salary) and (ii) the amount of pension paid by the National Institute of Social Security. Supplementary benefit is updated on the same base date and based on the indices applicable to the category of the main activity of the Company, actual gains discounted.

      In addition to the pension plan the Company offers the following benefits:

      o Payment of the penalty in connection with Government Severance Indemnity Fund for Employees on employee retirement;

      o     Payment of bonus for length of service;

      o     Payment of indemnification on dismissal; and

      o     Payment of indemnification on retirement.

      The actuarial system is that of capitalization for supplementary retirement and pension income and of simple apportionment for other benefits.

      The sponsoring companies' contribution is based on a fixed percentage of the payroll of active participants, as annually recommended by independent actuaries.

      The parent company contributions totaled at September 30, 2002 and 2001, R$1,171 and R$1,100, respectively, and R$1,265 and R$1,116 in consolidated, respectively.

      According to the Foundation's bylaws, the sponsoring companies are jointly liable for the obligations undertaken by the Foundation before its participants and dependents.

      In accordance with Resolution No.371, at December 31, 2001 the Company recognized an adjustment to actuarial liabilities resulting from benefits to which employees will be entitled to for length of service. The actuarial study made by an independent actuary at base date December 31, 2001 presented net assets of R$51,084, which was recorded by the Company in shareholders' equity. During the quarter the amount of R$17,368 was recognized as deferred income and social contribution taxes.

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


19.  PRIVATE PENSION PLAN (Continued)

      At September 30, 2002 there were 30,583 participants (29,897 in June
      2002), of which 27,445 being active participants (26,782 in June 2002).

      The Board of Trustees of the Attilio Francisco Xaxier Fontana Foundation decided to adopt a new supplementary social security plan under the defined contribution arrangement for all those hired by Sadia, its subsidiaries and the Foundation as from January 1, 2003.


20.  ADDITIONAL INFORMATION

      The statements of cash flow and added value are presented as Additional Information to the quarterly financial information.

      a)  Statement of Cash Flow

          The statement of cash flow was prepared by the indirect method based on accounting records in accordance with the instructions established in the NPC 20 of the Brazilian Institute of Independent Auditors - IBRACON.

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


20.  ADDITIONAL INFORMATION (Continued)

                                                             PARENTCOMPANY               CONSOLIDATED
                                                      --------------------------------------------------------
                                                             SEP/02        JUN/02        SEP/02        JUN/02
                                                      --------------------------------------------------------
NET INCOME FOR THE PERIOD                                   165,576        69,202       165,576        69,202
ADJUSTMENTS TO RECONCILE NET INCOME TO CASH GENERATED BY
OPERATING ACTIVITIES
  Variation in minority interest                                                           (121)         (127)
  Accrued interest, net of interest paid                     317,562       105,720       158,090        41,387
  Depreciation, amortization and depletion                    81,681        49,162        91,407        61,053
  Equity pick-up                                           (208,820)     (107,684)     (113,629)      (46,149)
  Deferred taxes                                            (12,762)      (22,904)        15,335           908
  Contingencies                                               14,673        12,173            81        13,701
  Permanent asset disposals                                      625           119           927           222
Variation in operating assets and liabilities
  Trade notes receivable                                   (286,977)      (53,871)     (163,709)      (13,318)
  Inventories                                              (296,339)      (62,494)     (173,345)      (80,136)
  Recoverable taxes, prepaid expenses and others               3,695        54,280      (34,484)      (25,089)
  Assets for sale                                           (22,396)             -             -             -
  Judicial deposits                                         (12,566)       (9,140)      (11,749)       (9,175)
  Trade accounts payable                                       6,325        26,149        62,525        60,102
  Advances from customers                                        965       (4,030)       (1,790)       (1,707)
  Taxes payable, salaries payable and others                  31,121       (1,980)        35,325         4,962
NET CASH GENERATED BY OPERATING ACTIVITIES                 (217,637)        54,702        30,439        75,836
INVESTMENT ACTIVITIES:
  Funds from sale of permanent assets                          4,539         3,350         7,119         5,378
  Purchase of permanent assets                              (69,248)      (39,657)      (80,282)      (45,752)
  Short-term investments                                   (921,878)     (357,060)   (1,069,047)     (404,637)
  Investment redemption                                      444,686       264,894       588,418       334,733
NET CASH FROM INVESTMENT ACTIVITIES                        (541,901)     (128,473)     (553,792)     (110,278)
LOANS:
  Loans received                                           1,253,524       480,283     1,497,249       838,720
  Loans repaid                                             (403,323)     (312,336)     (886,364)     (718,949)
  Dividends paid                                            (64,397)      (52,538)      (64,397)      (52,538)
NET CASH FROM LOANS                                          785,804       115,409       546,488        67,233
CASH AT BEGINNING OF PERIOD                                   28,628        28,628        45,930        45,930
CASH AT END OF PERIOD                                         54,894        70,266        69,065        78,721
INCREASE IN CASH, NET                                         26,266        41,638        23,135        32,791

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


20.  ADDITIONAL INFORMATION (Continued)

      b) STATEMENT OF CONSOLIDATED ADDED VALUE

         The value-added statement presents generation and distribution of revenues as presented in the statement of income for the period. Said revenues were basically distributed among human resources, third-party capital, government and shareholders.

         The value-added statement was prepared based on the model provided by the Institute for Accounting, Actuarial and Financial Research of the University of Sao Paulo.

                                                      CONSOLIDATED
                                             ------------------------------
                                                  JANUARY TO SEPTEMBER
                                             ------------------------------
                                                 2002               2001
                                             ------------------------------
REVENUES/INCOME                                 3,957,687        3,054,510
- REVENUES GENERATED BY OPERATIONS              3,266,746        2,797,083
    . Sale of products, goods and services      3,266,746        2,797,083
- INCOME FROM THIRD PARTIES                       690,941          257,427
    . Other operating results                    (10,447)         (14,684)
    . Financial income                            586,377          239,134
    . Equity pickup                               113,629           29,888
    . Other nonoperating results                    1,382            3,089
RAW MATERIALS FROM THIRD PARTIES              (1,549,529)      (1,229,267)
SERVICES RENDERED BY THIRD PARTIES              (676,922)        (544,361)
VALUE ADDED TO BE DISTRIBUTED                   1,731,236        1,280,882
DISTRIBUTION OF ADDED VALUE                     1,731,236        1,280,882
- HUMAN RESOURCES                                 381,882          349,524
- INTEREST ON THIRD-PARTY CAPITAL                 780,915          457,669
- GOVERNMENT                                      299,546          232,741
    . ICMS                                        217,182          190,922
    . PIS/COFINS                                   61,055              873
    . Income and social contribution taxes            656           27,324
    . CPMF and other                               20,653           13,622
- SHAREHOLDERS (DIVIDENDS)                         11,604           21,331
- RETENTION                                       257,289          219,617
    . Depreciation/Amortization/Depletion          91,407           84,339
    . Retained profits                            153,683          131,847
    . Others                                       12,199            3,431

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)

21.   SUBSEQUENT EVENTS

      According to the significant event published on October 30, 2002, Sadia S.A. and Perdigao S.A. announced the termination of the partnership in BRF Trading S.A., a company incorporated on August 29, 2001 organized exclusively for exporting its products to the Russian market, and also to countries in the Caucasian region, Eurasia, the African continent, Cuba and Dominican Republic.

      The decision was made by mutual agreement and, as a result, Sadia and Perdigao started to operate on an independent basis in said markets.

      Sadia is withdrawing from BRF Trading S/A which, under the new name, will remain as a wholly owned subsidiary of Perdigao.

      BOARD OF DIRECTORS

          Luiz Fernando Furlan                  Chairman
          Romano Ancelmo Fontana Filho          Member
          Attilio Fontana Neto                  Member
          Ottoni Romano Fontana Filho           Member
          Sergio Fontana dos Reis               Member
          Marise Pereira Fontana Cipriani       Member
          Karlos Heinz Rischbieter              Member
          Moises Pinsky                         Member
          Alcides Lopes Tapias                  Member
          Vicente Falconi Campos                Member
          Roberto Faldini                       Member

      OFFICERS

          Walter Fontana Filho             Chief Executive Officer
          Eduardo Fontana D'Avila          Industrial Director
          Gilberto Tomazoni                Marketing and Sales Director
          Luiz Gonzaga Murat Junior        Director of Administration
                                           and Finance and Investor
                                           Relations
          Flavio Riffel Schmidt            Information Technology Director
          Alfredo Felipe da Luz Sobrinho   Director of Institutional
                                           and Legal Relations
          Adilson Serrano Silva            Human Resources Director
          Antonio Paulo Lazzaretti         Development of Processes
                                           and Products Director
          Artemio Fronza                   Director of Poultry Production
                                           Agribusiness
          Flavio Luis Favero               Director of Production of
                                           Industrialized Products
          Guilhermo Henderson Larrobla     International Sales Director
                                           - Middle East
          Juan Carlos Casas Serra          Director of Production - Pork
          Roberto Banfi                    International Sales Director
          Ronaldo Korbag Muller            Director of Production
                                           - Poultry
          Valmor Savoldi                   Supply Director

                                           Jairo Aldir Wurlitzer  Auluz Prestes
          Claudio Lemos Pinheiro           Accounting Manager     Accountant
          Corporate Controllership         CRC/SC 13.937          CRC/SP 213.771
          Manager